As filed with the Securities and Exchange Commission on October 4, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AYTU BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	47-0883144
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

373 Inverness Parkway

Suite 206

Englewood, Colorado 80112

(720) 437-6580

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Joshua R. Disbrow

Chief Executive Officer

373 Inverness Parkway, Suite 206

Englewood, Colorado 80112

Telephone: (720) 437-6580

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Nolan S. Taylor Anthony W. Epps Michael R. Newton Dorsey & Whitney LLP 111 South Main St., Suite 2100 Salt Lake City, Utah 84111 (801) 933-7360	Michael Nertney Charles Phillips Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ (333-227243)

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $0.0001 per share(2)
Warrants to purchase Common Stock(3)
Common Stock issuable upon exercise of warrants(2)
Series C Preferred Stock, par value $0.0001 per share
Common Stock issuable upon conversion of the Series C Preferred Stock(2) (3)
Representative’s warrant to purchase shares of Common Stock(3) (4)
Common Stock issuable upon exercise of representative’s warrant to purchase common stock
Total	$5,135,900	$622.47

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended. Includes the price of additional shares of common stock and/or warrants to purchase shares of common stock that the underwriters have the option to purchase to cover over-allotments, if any. See “Underwriting.”

(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)	No fee pursuant to Rule 457(i) under the Securities Act of 1933, as amended.
(4)	Represents warrants to purchase a number of shares of common stock equal to 3% of the number of shares of Common Stock (including the shares of Common Stock issuable upon conversion of the Series C Preferred Stock) being offered at an exercise price equal to 125% of the public offering price per share of Common Stock and Warrant.

This Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

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 EXPLANATORY NOTE

This 462(b) Registration Statement relates to the public offering of Units (the “Offering”) contemplated by the Registration Statement on Form S-1 (File No. 333-227243), as amended, which was initially filed with the Securities and Exchange Commission (the “SEC”) on September 7, 2018, and which, as amended, was declared effective by the SEC on October 4, 2018 (the “Prior Registration Statement”). This Registration Statement on Form S-1 is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the purposes of registering additional securities of the same class as were included in the Prior Registration Statement, representing an increase in the maximum aggregate offering price by $5,135,900. The contents of the Prior Registration Statement and all exhibits thereto are hereby incorporated by reference.

The required opinion and consents are listed on an Exhibit Index attached hereto and filed herewith.

Exhibit No.	Description	Registrant’s Form	Date Filed	Exhibit Number	Filed Herewith
5.1	Opinion of Dorsey & Whitney LLP				X

23.1	Consent of EKS&H LLLP, Independent Registered Public Accounting Firm				X

23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)				X

24.1	Power of Attorney (included on signature page)	S-1	09/07/2018

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on October 4, 2018.

AYTU BIOSCIENCE, INC.

By:	/s/ Joshua R. Disbrow
Joshua R. Disbrow
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joshua R. Disbrow	Chairman and Chief Executive Officer	October 4, 2018
Joshua R. Disbrow	(Principal Executive Officer)

/s/ David A. Green	Chief Financial Officer	October 4, 2018
David A. Green	(Principal Financial and Accounting Officer)

*	Director	October 4, 2018
Gary V. Cantrell

*	Director	October 4, 2018
Carl C. Dockery

*	Director	October 4, 2018
John A. Donofrio, Jr.

*	Director	October 4, 2018
Michael Macaluso

* /s/ Joshua R. Disbrow as attorney-in-fact

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